Exhibit 10.14

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), is made this 28th day of April, 2017 (“Effective Date”), by and between HOGG RANCH, LLC, a Texas limited liability company (“Landlord”), and LONESTAR PROSPECTS, LTD., a Texas limited partnership doing business as Vista Sand, by and through its general partner, Lonestar Prospects Management, L.L.C., a Texas limited liability company (“Tenant”).

R E C I T A L S

A.	Landlord owns certain real property and improvements located in Winkler County, Texas legally described on Exhibit A (the “Land”).

B.	Landlord and Tenant have agreed to enter into this Lease to enable Tenant to occupy and use the Land during the Term to extract, remove, process, and sell Sand from the Land on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for valuable consideration, and in consideration of the agreements of the parties hereto, subject to the terms, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Lease of Premises.

1.1	Grant. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Land, in “as is,” “where is” condition with all existing defects whether latent or patent, and expressly subject to the leases, easements, rights of way and other agreements set forth in Exhibit B, and all other documents or agreements filed of record and subject to all of the terms of conditions of this Lease for the purpose of exploring for, developing, mining, recovering, extracting, removing, screening, processing, washing, drying, storing, selling, and transporting Sand and the right to use so much of the surface of the Land as may be reasonably necessary for conducting and managing Tenant’s use of the Land (collectively the “Mining Operations”). Tenant’s rights on the Land as provided by this Lease shall be specifically limited to only those rights exclusively serving Tenant’s Mining Operations on the Land.

1.2	Definition of Sand. As used in this Lease, “Sand” shall mean all silica sand, excluding all other nonmetallic or metallic minerals, aggregates, clay, caliche, topsoil and other material.

1.3	Rights Retained by Landlord. Landlord, its agents, invitees, and representatives shall retain the right to use the Land for agricultural, recreational, including hunting, and any other purposes as long as such uses do not unreasonably interfere with Tenant’s Mining Operations; and Landlord shall indemnify and hold Tenant harmless from and against all damages and injuries arising from such use caused by Landlord’s or its agents’, invitees’ or representatives’ negligence.

1.4	Governmental Approval. Tenant, at Tenant’s sole cost and expense, shall obtain all approvals and permits from any and all governmental authorities for Tenant to engage in Mining Operations on the Land; provided, that Landlord agrees to reasonably cooperate with Tenant in connection with the same, at no cost or expense to Landlord.

2.	Term/Royalty.

2.1	Lease Years. The period of time from the Effective Date until December 31 of the year in which the Effective Date occurs is the “Initial Lease Year.” Each subsequent period from January 1 to December 31 shall be deemed a “Lease Year.”

2.2	Term. The “Initial Term” of this Lease shall be for a period of twenty (20) Lease Years in addition to Initial Lease Year, commencing on the Effective Date. If Tenant is not in default of this Lease and if the Lease has not been otherwise terminated, this Lease shall automatically renew year to year for consecutive additional terms of one (1) Lease Year (collectively, the “Renewal Terms” and each, a “Renewal Term”). Tenant may terminate this Lease by providing written notification of its intent to exercise its termination rights. Said notification to terminate this Lease shall be given to Landlord not later than one hundred twenty (120) days prior to the last day of the Initial Term or the Renewal Term, as applicable. The terms and conditions of this Lease during the Renewal Terms shall be the same as the terms and conditions of this Lease during the Initial Term, except that the calculation of the Royalty, Caliche Royalty, Annual Minimum Payment, and all other sums payable by Tenant to Landlord applicable to the Renewal Terms shall be determined as provided in Section 2.8, as applicable.

2.2.1	As used herein, “Term” means the Initial Term and, if extended, each Renewal Term, and “during the Term” and similar phrases refer to the entire period of time this Lease is in effect. Upon expiration of the Term, the tenancy of Tenant in the Land shall terminate, and neither party shall have any further obligations to the other except for such obligations as are expressly intended to survive expiration or termination of this Lease.

2.3	Royalty. Tenant shall pay to Landlord a royalty (the “Royalty”) for all Sand originating from the Land or property other than the Land but brought onto the Land during the Term of this Lease. The Royalty is earned immediately upon any Sand, regardless of origin, being transported off the Land. The Royalty shall initially be calculated on the basis of Five and No/100 Dollars ($5.00) for each ton (with one (1) ton being equal to two thousand (2,000) pounds) of Sand.

2.4	Annual Minimum Payment. During the initial 20 year Term of this Lease, Tenant shall pay to Landlord the minimum sum which is the equivalent of the Royalty that would be paid for eight hundred thousand (800,000) tons of Sand (initially Four Million and No/100 Dollars ($4,000,000.00) at Five and No/100 Dollars ($5.00) per ton) as a required minimum payment during each Lease Year of Four Million and No/100 Dollars ($4,000,000.00) (the “Annual Minimum Payment”). The Annual Minimum Payment shall be paid in quarterly installments. Once Tenant has paid to Landlord Royalty payments and/or payments of the Annual Minimum Payment during any Lease Year equal to or in excess of the amount of the Annual Minimum Payment, no further payments of the Annual Minimum Payment shall be due during that Lease Year, For the Initial Lease Year, the Annual Minimum Payment shall be prorated for the period of time from the Effective Date of this Lease to the end of the Initial Lease Year and paid in equal monthly installments on or before the first (1st) of each month during the Initial Lease Year. Beginning in the first renewal term, the Annual Minimum Payment shall be a sum equal to the average West Texas Intermediate index price of crude oil times the amount of $114,285.71 (together with the adjustments provided in Section 2.8) on an annual basis. The Annual Minimum Payment shall be adjusted on a quarterly basis and shall be based on the average price of crude oil for the previous calendar quarter. Notwithstanding the foregoing, the Annual Minimum Payment shall never be less than $4,000,000 per renewal term.

2.5	Credit for Excess Annual Minimum Payment. In the event any quarterly installment of the Annual Minimum Payment paid by Tenant exceeds the Royalties due for that quarter, the amount of the excess shall be credited dollar-for-dollar to reduce Royalties in future quarters during that Lease Year. Tenant shall not be entitled to reduce the Royalties in future Lease Years for any Annual Minimum Payments made in any prior Lease Year, but shall still be entitled to reductions in future quarterly payments payable within a specific Lease Year. Upon expiration of this Lease or termination of this Lease for any reason, Landlord shall not be obligated to repay to Tenant any excess not so credited. In no event, shall Landlord ever be required to refund any payment made by Tenant back to Tenant. It is the intent of the parties that the annual Royalty during any full Lease Year during the Term shall never be less than $4,000,000.00 nor more than $5.00 per ton (if more than 800,000 tons of Sand are mined and produced).

2.6	Obligation to Pay Annual Minimum Payment. Tenant’s obligation to pay the Annual Minimum Payment for each Lease Year shall apply regardless of whether Tenant is obligated to pay any Royalty for that Lease Year.

2.7	Caliche Royalty. Tenant shall source all caliche necessary for Tenant’s Mining Operations and the construction of Tenant’s Processing Plant from the Land. Tenant shall pay to Landlord a royalty for all caliche originating from the Land during the Term of this Lease (“Caliche Royalty”). The Caliche Royalty is earned immediately upon Tenant’s utilization of any Caliche in any of Tenant’s Mining Operations or otherwise on the Land. The Caliche Royalty shall initially be calculated on the basis of Five and No/100 Dollars ($5.00) for each ton (with one (1) ton being equal to two thousand (2,000) pounds) of caliche. The Caliche Royalty shall not act as a credit against any Annual Minimum Payment. Notwithstanding the foregoing, if Tenant is unable to obtain caliche from any of Landlord’s property that is suitable for the construction of Tenant’s Processing Plant or necessary roads and such fact has been verified in writing by a mutually agreeable independent third party, then Tenant may bring caliche or rock from other sources onto the Land for construction of Tenant’s Processing Plant or necessary roads.

2.8	Increases. On January 1, 2022, and every five (5) years thereafter, while this Lease is in effect, there shall be an increase of all rates of compensation set forth in Sections 2.3, 2.4, 2.7, 3.1, 5.1, 5.3, and 5.4 under this Lease. Such new rates will be established by multiplying each rate currently in use by four percent (4%). of The adjusted rates will be the rates currently in effect, plus the four percent (4%) computed increase. All adjustments provided for in this Section 2.8 shall be cumulative. In no event shall any adjustment be made that results in a decrease in any rate.

2.9	Time and Place of Payments.

2.9.1	Quarterly Payments for Annual Minimum Payments. From and after the Effective Date, all quarterly payments of the Annual Minimum Payment shall be paid on or before the last day of each March, June, September, and December; provided, however, that the payment of the Annual Minimum Payment for a particular quarter shall be reduced dollar for dollar by the amount of any Royalty paid during that quarter.

2.9.2	Monthly Payments for Royalty Payments. All Royalty owed above the Annual Minimum Royalty and Caliche Royalty payments shall be paid on or before the thirtieth (30th) day following the end of the month for which each such royalty was earned in accordance with the provisions herein.

2.9.3	Interest. Any payments of any type due under this Lease that remain unpaid for more than ten (10) days after the same is due shall accrue interest at the rate of twelve percent (12%) per annum.

2.9.4	No acceptance of any partial payment due under this Lease shall affect an accord and satisfaction or waiver by Landlord.

2.10	Audit.

2.10.1	Prior to Removal. Prior to removal from the Land, Tenant shall ensure all Sand shall first be weighed on commercial weighing equipment reasonably approved by Landlord and installed, erected and maintained by Tenant (the “Weighing Equipment”). Tenant shall calibrate the Weighing Equipment on at least a monthly basis and shall provide Landlord with a complete copy of all scale calibration reports on or before the thirtieth (30th) day following the end of the month in which such scale calibration reports were generated. All Royalties will be paid based upon certified scale measurements from the Weighing Equipment.

2.10.2	Prior to Utilization. Prior to utilization of caliche in Tenant’s Mining Operations, Tenant shall ensure all caliche is weighed on the Weighing Equipment whenever reasonably practical. Alternatively, Tenant shall establish a system approved by Landlord to measure, track, and record all caliche utilized by Tenant in its Mining Operations. All Caliche Royalties shall be paid based on the provisions of this Section.

2.10.3	Reports. Not later than the date upon which any Royalty or Caliche Royalty is due, Tenant shall provide summary reports in the form attached as Exhibit F of operations to Landlord electronically in Excel format. Such reports shall include accurate records of all Sand removed from the Land during such period for which a Royalty is due, accurate reports of all caliche utilized for which a Caliche Royalty is due, along with Tenant’s calculation of the respective Royalty and Caliche Royalty due thereon. Additionally, Tenant shall, upon request of Landlord and at no cost to Landlord, provide Landlord with true copies of production records, scale tickets, invoices, trucking and shipping records, and any other records which support the summary reports or otherwise evidence the amount of Sand removed from the Land (“Production Records”). Landlord and its agents shall also have the privilege, during normal business hours upon at least seven (7) days prior written notice, to review the mining, weighing, and processing procedures employed by Tenant, for the purpose of verifying the amount of Royalties due and payable. Unless Tenant has been found to have under reported any payment owed to Landlord, the right to inspect Tenant’s business production records and operation may not be exercised more frequently than once per calendar quarter. Tenant shall maintain all Production Records and supporting data for at least six (6) years after the year to which they relate. If during such period there is no Sand removed from the Land for which a Royalty is due hereunder or caliche utilized for which a Caliche Royalty is due, Tenant must report the same to Landlord.

2.10.4	Audits. Tenant shall retain, until completion of an audit and reconciliation by a recognized public accounting firm at Tenants expense, all Production Records, invoices, and other records needed to audit the calculation of Royalties and Caliche Royalties. Tenant shall allow Landlord access at all reasonable times to all Production Records relating to the tonnage of Sand removed from the Land, Sand processed at Tenant’s production facility on the Land, Sand sold to a third-party or parties that was mined from or processed on the Land, provide copies of such records to Landlord on request, allow Landlord to test its Weighing Equipment and audit all records relating to Royalties payable under this Lease, all such documents which evidence Caliche Royalties payable under this Lease, and cooperate with Landlord in reconciling any discrepancies between the tonnages reported and those indicated by any audit of Tenant’s Production Records and any discrepancies in Royalties and Caliche Royalties paid and Royalties and Caliche Royalties owing. Unless Tenant has been found to have under reported any payment owed to Landlord, the right to audit Tenant’s business production records and operation may not be exercised more frequently than once per calendar quarter. If any audit establishes that Tenant underpaid Royalties and/or Caliche Royalties, Tenant shall pay for the net shortfall in Royalties, interest on such sums at the rate of twelve percent (12%) per annum.

3.	Water.

3.1	Drilling of Wells. Tenant shall be entitled to drill one or more water wells on the Land as well as other land owned by Landlord at such locations as determined by Tenant and depicted on Exhibit G, subject to Landlord’s reasonable consent. Tenant shall be solely responsible for the drilling of such water wells, pipeline installation, production cost and maintenance of the water wells and water supply system. All such water wells shall be specifically limited to producing from the Santa Rosa and Capitan aquifer zone or formation and all efforts shall be undertaken to protect all other fresh water formations. All water wells must be drilled and cased in a way to prevent contamination of any other aquifer, formation or zone and Landlord has the reasonable right to consent to the method utilized to prevent such contamination or transfer of water between aquifers, zone or formations. Landlord shall not take any action with respect to water in the Santa Rosa and Capitan aquifer, zone or formation on or under the Land that adversely impacts Tenant’s operations of the Processing Plant and Mining Operations. Upon termination of the Lease, Tenant shall transfer such water wells to Landlord. Landlord shall have full, unrestricted access to all other water aquifers, zones or formations on the Lands.

3.2	Water Usage. Tenant’s use of the wells and water as provided in this Section 3 shall be expressly limited to Tenant’s Mining Operations on the Land. Included in the Annual Minimum Payment and without additional charge, Tenant shall be entitled to utilize up to fourteen million (14,000,000) barrels in conducting Tenant’s Mining Operations on the Land each Lease Year. For each one hundred thousand (100,000) tons of Sand in excess of two million (2,000,000) tons of Sand, on which Landlord gets paid a Royalty, Tenant shall be entitled to utilize an additional one million two hundred fifty thousand (1,250,000) barrels of water at no cost to Tenant per Lease Year. Any additional water utilized by Tenant in excess of these amounts in any Lease Year shall require Tenant to pay to Landlord the sum of $0.25 per barrel on or before the thirtieth (30th) day following the end of the Lease Year.

3.3	Testing. Tenant shall test the water in the aquifers above the Santa Rosa on an annual basis to make sure that there is no contamination from Tenant’s mining or sand processing operations. If there is any such contamination, Tenant shall take all steps necessary to remediate the contamination.

3.4	Taps. Tenant agrees to install taps in all water lines at one mile intervals. Landlord shall post signs stating that the water in the lines is not potable and is not safe for drinking. Landlord will hold Tenant harmless from all claims that may arise out of Landlord’s use of or any human or animal consumption of water from the water lines or taps permitted by Landlord, and hereby releases and discharges Tenant and agrees to be liable for, indemnify, defend (at Landlord’s expense), save and hold harmless Tenant from and against any and all claims, liabilities, losses, fines, penalties, damages, actions, suits, causes of action of every nature, judgments, injuries to (including death of) persons and livestock, costs and expenses (including, but not limited to, reasonable attorneys’ fees and other legal expenses) (collectively, “Losses”) resulting therefrom.

3.5	Water Records. At the same time Tenant provides records and reports as required by this Lease, Tenant shall also provide Landlord with monthly reports evidencing daily water meter readings evidencing all water produced by Tenant from the Land. Tenant shall ensure all water is measured, utilized in commercial measuring equipment, reasonably approved by Landlord and installed, maintained and routinely commercially calibrated on a monthly basis by Tenant. Landlord expressly reserved the right to place additional water meters at such locations as determined by Landlord to measure and verify the water usage.

3.6	Audits. Landlord shall retain all audit rights related to the water usage utilizing the same procedures as set forth herein for audit of Sand.

4.	Processing Property. Landlord acknowledges and agrees that Tenant may operate Sand washing, drying, and other processing facilities on property identified in Exhibit C (the “Processing Property”). Tenant’s processing of Sand shall be specifically limited to the Processing Property and Tenant shall not wash, dry or otherwise process Sand at any other location on the Land without Landlords written consent. The Processing Property, waterlines gas lines, electric service lines, other utilities, and roads as depicted on Exhibit “C” shall not be subject to the other surface lease payments provision as set forth herein and shall be at no additional charge to Tenant on a per rod or per acre basis. Until Landlord is being paid on a minimum Four Million (4,000,000) tons of sand annually, Tenant, either directly or through a third party, shall not wash, dry, or otherwise process Sand on any other property within a fifty (50) mile radius of the Processing Property.

5.	Other Surface Lease Payments.

5.1	Tenant shall have the right to use Landlord’s existing roads on the Land by paying Landlord the sum of Thirty-Five and No/100 Dollars ($35.00) per rod for such portion of such existing roads that is used by Tenant. Tenant shall have the right to construct a new road only with the prior, express and written consent of Landlord. The location of any new roads shall be subject to the consent of Landlord, such consent not to be unreasonably withheld. Tenant shall pay Landlord the sum of Fifty and No/100 Dollars ($50.00) per rod for all new road construction. All new roads shall be constructed at Tenant’s sole cost and expense and shall have a maximum width of thirty (30) feet. All use of existing roads or new road construction shall be on a ten (10) year term and may be renewed at Tenant’s sole discretion, upon ten (10) year terms by paying the consideration set forth in the renewal of the road easement under the University of Texas System University Land Rate and Damage Schedule. A speed limit of thirty (30) miles per hour will be in force and Tenant shall enforce such speed limit. A payment of Five Hundred and No/100 Dollars ($500.00) per each violation of the speed limit shall be paid by Tenant to Landlord. All roads used by Tenant will be maintained in a drivable condition at all times by Tenant. All cattle guards and gates shall be locked at all times with Landlord being furnished with copy of keys or combinations to all locks. Further, all cattle guards and gates will remain the property of Landlord upon abandonment of the right-of-way and easement at the sole discretion of Landlord. Tenant will install and maintain gates at all fence crossings; such gates will be installed in a manner that will not weaken such fences.

5.2	Landlord may require Tenant to rebuild any road removed or destroyed during the mining operation when Tenant goes to reclaim such area.

5.3

Tenant shall pay Landlord Forty-Five and No/100 Dollars ($45.00) per rod for all flow lines or power lines. A flowline shall be defined as any pipe with an internal diameter less than five (5) inches. A power line for the purposes of this paragraph shall be any power line with less than sixty-nine thousand (69,000) volt line capacity. All flowlines shall be buried a minimum of thirty-six (36) inches (plow depth) below the surface.

Reseeding will be done immediately following installation of equipment. Driving of flow lines is prohibited unless a vehicle is used that will not create a permanent road. Damages will be paid on any road created by driving the flowline or pipeline. Tenant shall pay Landlord Forty-Five and No/100 Dollars ($45.00) per rod for any repair or replacement of the flow line or power line.

5.4	Tenant shall pay Landlord One Hundred and No/100 Dollars ($100.00) per rod for all right-of-way for pipeline construction or power lines in excess of sixty-nine thousand (69,000) volt line capacity. A pipeline shall be defined as any pipe with an internal diameter in excess of five (5) inches. A power line for the purposes of this paragraph shall be any power line with greater than sixty-nine thousand (69,000) volt line capacity. All flow lines, except water lines on the perimeter of the land or fence lines (interior water lines shall be buried), to be buried a minimum of thirty-six (36) inches (plow depth) below the surface. Reseeding shall be done immediately following installation of equipment. Driving of flow lines is prohibited unless a vehicle is used that will not create a permanent road. Damages will be paid on any road created. The pipeline right-of-way shall have a maximum width of fifty (50) feet. Tenant shall pay One Hundred and No/100 ($100.00) per rod for replacement of the pipeline.

5.5	All payments required under this Section 5 shall be paid once for every ten (10) years of usage and shall pay renewal payments every 10 years for such roads, lines or other surface usage still being utilized by Tenant.

5.6	Notwithstanding the other provisions in this Section 5, Tenant shall not be required to pay any per rod fee for any roads, lines or surface usage located with thirty (30) feet of any county line or Landlord’s exterior property line.

6.	Additional Consideration.

6.1	Tenant shall pay DDC Ranch Consulting, LLC the sum of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) on the Effective Date and an additional Ten Thousand and No/100 ($10,000.00) per month on or before the first (1st) day of each month during the Term of this Lease. The Consulting Fee shall be renegotiated by Tenant and DDC Ranch Consulting, LLC at the conclusion of the sixty (60) month period.

6.2	Tenant shall pay Landlord the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) upon the execution of this Lease, with such sum to being applied to the first payment of Royalty or Annual Minimum Payment due to Landlord.

7.	Mining Operations. Tenant shall conduct its Mining Operations on the Land in accordance with all applicable Laws and the terms and conditions provided herein, including, but not limited to, the following:

7.1	General Provisions. Tenant shall have the right to strip, remove, and deposit overburden, fill sand, flume sand, and other materials from the Land onto the Land, and otherwise to use and occupy the Land including the destruction of the surface by surface mining methods, all as reasonably required in connection with Tenant’s Mining Activities on the Land. Tenant may clear brush and undergrowth from such portions of the Land as may be reasonably necessary to explore for materials, to locate pits, quarries and stockpile areas, and to enable Tenant to use the Land as provided in this Lease.

7.2	Liens. Tenant shall ensure no liens are placed on the Land. In the event any mechanic’s lien or other lien shall at any time be placed or filed against the Land or any part thereof by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Land through or under Tenant, or as a result of Tenant’s activities on the Land, Tenant shall forthwith cause the same to be discharged of record, or, to the extent of a dispute related thereto, bond off such lien during the pendency of a proceeding related thereof; provided, that, such lien shall be discharged of record prior to any foreclosure thereof. If Tenant shall fail to cause such lien forthwith to be discharged or bonded off within thirty (30) days after being notified of the filing thereof, then, in addition to any other right or remedy for Landlord, Landlord may, in Landlord’s sole discretion, discharge the same by paying the amount claimed to be due, or by bonding, and the amount so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable in full by Tenant to Landlord on demand. Tenant shall pay any fee, penalty, or sums that may be due and owing to any governmental entity as a result of Tenant’s Mining Operations on any of the Land. Landlord may place and maintain in a conspicuous place upon the Land such notice as shall be lawfully necessary to protect Landlord against all such claims, including, but not limited to, any and all mechanics’ lien claims.

7.3	Tenant’s active mining and/or reclamation operations area shall not exceed one hundred (100) acres of the Land at any one time exclusive of any area comprised by Processing Property. Only property that has been fully reclaimed in accordance with the Reclamation Plan will not be counted toward the one hundred (100) acre maximum specified in this Section 7.3. Prior to the commencement of each Lease Year, Tenant shall provide Landlord with a non-binding mining schedule for such Lease Year. Tenant shall limit Tenant’s activities to that portion of the Land directly related to Tenants existing operations or that portion of the Land needed for planning Tenants future operations.

7.4	Fencing. Tenant shall fence off areas of active Mining Operations and the Processing Property to allow Landlord the ability to run cattle in the adjacent areas on the Land and other real property owned by Landlord. Fences shall be constructed in accordance with applicable Laws and, at a minimum, utilize T-posts with 5 strands of barbed wire and adequate corner bracing. All such fencing shall be installed and maintained at the sole cost of Tenant until such time as the areas of Land have been reclaimed, at which time, such fences shall be removed unless Landlord elects to have Tenant leave such fences in place. Tenant shall provide Landlord a key for entrance to the Land. On the Effective Date, Tenant shall further pay Hogg Cattle Co., LLC the sum of Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) for Landlord’s use on fencing or to make other improvements to Landlord’s real property other than the Land. Tenant may not cut, alter or remover any exterior fencing from the Land without Landlords written consent.

7.5	Slope. Tenant agrees to slope the sides of all surface pits, excavations and subsidence areas in a manner consistent with good mining practice typical of a 1:1 slope. Such sloping is to be a normal part of the operation. Tenant agrees to conduct its Mining Operations in such a manner so as to leave as much level surface as is reasonably possible.

7.6	Animals. Tenant shall be liable for all damage to personal property, livestock, and wild animals suffered by Landlord, its invitees, tenants or lessees as a result of activities by Tenant, its employees, contractors, or agents both on the Land, other real property owned by Landlord, or adjacent owners’ real property. Tenant shall be liable for injury or death, including any liability to third-parties, caused from livestock and/or wild animal exiting Landlord’s property through open gates or downed gates or fences caused by Tenant or its agents, employees, contractors, and or subcontractors. In the event any livestock are injured as a result of Tenant’s use of the Land, Tenant shall be responsible for 100% of all veterinary bills and expenses related to such injured livestock plus an additional fee of 50% to cover the reasonable and necessary expenses anticipated to be incurred by Landlord in caring for such injured livestock. If any livestock and/or wild animal is killed or injured under circumstances in which a reasonably prudent person would assume it was done by those entering Landlord’s lands under authority of Tenant, then in addition to other remedies available to Landlord, Tenant shall pay Landlord the fair market value plus 50% of such animal, using prevailing rates being paid for such animal in the Winkler County, Texas, and, with respect to livestock, taking into consideration whether such animal is registered. Tenant’s use of the surface of the Land shall be done with the due regard to all other uses of the property and with due regard to the livestock and other animals present on the Land. Tenant’s activities shall be done in such a manner as to not disturb the livestock and/or wild animals located on the Land. Landlord shall notify Tenant, in writing, of the fair market value of such livestock and/or wild animal and such fair market value shall be conclusively presumed to be the fair market value of such livestock and/or wild animal unless Tenant provides written notice of its dispute concerning the value within ten (10) days from the receipt of such written notice. In the event Tenant’s disputes the fair market value of such livestock and/or wild animal, Tenant, at Tenant’s sole expense, shall employ an independent third party appraiser, agreed to by Landlord to determine the fair market value of such livestock and/or wild animal. All compensation for injured or killed livestock and/or wild animals shall be made within ten (10) days from the determination as to the expenses and fair market value of such livestock and/or wild animals.

7.7	Crops. Tenant shall provide Landlord with prior written notice of its intention to clear any portion of the Land of crops in connection with its operations so Landlord will have the opportunity to remove the crops in that area, if possible. Notwithstanding the aforementioned, in the event that Tenant conducts Mining Operations on any portion of the Land that has been planted for crops, Tenant agrees to pay Landlord the value of such crops as if the same has fully mature and been harvested for market.

7.8

Additional Operating Provisions. Tenant shall maintain slopes and setbacks on the Land in accordance with the applicable Laws. In no event shall Tenant place overburden material on the Land or conduct Mining Operations in such a way as to cause any contamination to the groundwater, the Land, or surrounding real property. Tenant shall not install any underground storage tanks. Tenant shall not utilize the Land for any housing or barracks. Tenant shall not resin or ceramic coat or otherwise chemically treat or process the Sand on the Land. No hazardous materials, other than fuel and other petroleum products required for the operation of Tenant’s equipment, Processing Plant and vehicles, are allowed to be brought on to the Land by Tenant or Tenant’s agents.

7.9	Reclamation Plan. Landlord shall determine the post-mining land use. Tenant, at Tenant’s sole cost and expense, shall work with Landlord to engineer a plan for reclaiming the Land consistent with such post-mining land use that dictates, among other things, final slopes, drainage patterns, site hydrology, seed mixes and plantings, and the degree of removal of mining-related structures, drainage structures, and sediment control structures that is acceptable to Landlord (the “Reclamation Plan”) as set forth in Exhibit H. Tenant shall comply with the Reclamation Plan for reclaiming the Land as part of Tenant’s Mining Operations. The Reclamation Plan shall be revised and, if necessary, updated not less frequently than annually. Tenant shall reclaim, to the extent possible and without being required to bring fill or other material onto the Land, and in compliance with applicable Laws, whether existing as of the date hereof or at the time of such reclamation, all areas of the Land in which Tenant has stopped Mining Operations. Tenant shall complete all reclamation in accordance with the Reclamation Plan and restore all of the Land within ninety (90) days following the expiration or earlier termination of the Term. Landlord hereby grants to Tenant an easement, surviving the expiration or termination of this Lease, exclusively for reclamation purposes for said ninety (90) day period. This provision shall survive any termination or expiration of this Lease.

7.10	Reclamation Fund. Tenant shall provide Landlord with a surety bond to cover the cost reasonably required to reclaim the Land and Processing Property in accordance with the Reclamation Plan approved by Landlord. The bond shall be in the initial amount of $3,000,000.00 to be adjusted based on estimates of the cost of reclamation determined by appraisers mutually agreeable to Landlord and Tenant on January 1, 2019 and every five (5) years thereafter. Tenant shall not enter the Land unless and until it provides Landlord with a surety bond or equivalent reasonably acceptable to Landlord.

In addition to the foregoing, Tenant shall pay $1.00 per ton of Sand sold into a joint escrow account up to a maximum of $1,000,000.00, with the amount to be adjusted based on a third party evaluation based on the first 100 acre reclamation, to secure the reclamation of the mined Land. Both Landlord’s and Tenant’s consent shall be required for any withdrawals from the joint escrow account.

7.11	Commingling. Only Sand which shall be processed at Tenant’s Processing Property and for which a Royalty shall be generated may be brought by Tenant onto the Land. Other than the foregoing, Tenant shall not bring Sand or other materials not originating from the Land to the Land.

7.12	Dust Control. Tenant is required to manage and control dust and other mining by products in accordance with any applicable Tenant Permits and Laws.

7.13	Surveying. All surveys required to carry out the Mining Operations and to confirm the finished reclamation slopes shall be obtained by Tenant, at Tenant’s expense. It is agreed and understood by the parties that Tenant shall amend and replace Exhibit A and Exhibit C attached hereto to reflect the description of the Land and Project upon receipt by Tenant of a survey acceptable to both parties resulting from Tenant’s surveying. All copies of surveys shall be provided to Landlord.

7.14	Top Soil and Reseeding Application. Tenant shall separate any top soil from the sub soil during its mining operation and shall have the top soil set aside for the reclamation operation. During the reclamation of the surface, the top soil shall be evenly spread across the reclaimed area. Reseeding of the reclaimed area shall be done immediately upon the completion of the reclamation area. Immediately following reseeding of the property, Tenant shall be required to water the reseeded area at least once.

7.15	Corrals and Fencing. Any livestock corrals or fencing removed by Tenant during its mining operation shall be relocated to an area designated by Landlord.

7.16	Gate Guards. Landlord may, in Landlord’s sole and absolute discretion, employ security/gate guards to monitor all locations on the Land where vehicular traffic exit the Land, and the entrance to the Hogg Ranch home place (“Guards”). In addition to other duties specified by Landlord, the Guards may monitor all vehicles entering and exiting these areas to specifically indicate if such vehicles were loading or unloading Sand, caliche, or other materials. The cost of the Guards shall be split equally between Landlord and Tenant, with such billing to be sent directly to Landlord and Tenant respectively. Tenant shall be responsible for the construction of the gate guard house at all such locations mutually agreed to by Landlord and Tenant. Notwithstanding the foregoing, Tenant shall be exclusively responsible for the safety and security of the Land and all matters in any way associated with Tenant’s Mining Operations under this Lease. By way of clarification, Landlord’s retention of Guards shall no way relieve Tenant of Tenant’s sole and exclusive duty and obligation to insure the safety and security of the Land and Tenant’s Mining Operations thereon. Tenant shall provide Landlord with daily scale tickets reflecting the amount of caliche removed from the Land.

8.	Insurance. Tenant shall comply with the terms and conditions of Exhibit D, effecting the required insurance coverages and endorsements with insurance companies licensed to do business in Texas and naming Landlord as an additional insured. Tenant shall furnish to Landlord certificates of insurance to the effect that the policy or policies of insurance are in force and that same will not be cancelled without at least thirty (30) days’ notice to the other party. Tenant shall bear the cost of all insurance that it is required to maintain under this Lease and under any applicable Laws. Every three (3) years of the Term, Landlord may, by written notice to Tenant, increase the required insurance coverages and modify required endorsements as long as such increases and modifications are commercially reasonable.

9.	Rights of Entry. Landlord, its agents and representatives, shall have the right following three days’ notice reasonable notice to Tenant, to enter upon the Land to inspect and survey the Land and Tenant’s Mining Operations. Unless Tenant has been found to have under reported any payment owed to Landlord, the right of entry may not be exercised more frequently than once per calendar month. Any persons entering the Land for such purpose must be escorted by a representative of Tenant, comply with all of Tenant’s safety Policies governing Tenant’s employees and wear all personal protection equipment normally worn by Tenant’s employees.

10.	Overburden, Topsoil and Metallic Minerals. Landlord retains ownership control of the overburden, topsoil, caliche, metallic minerals, and nonmetallic minerals originating from the Land. Tenant shall not remove any caliche from the Land. Tenant shall utilize all reasonable efforts to separately stockpile any and all caliche encountered by Tenant during Tenant’s Mining Operations.

11.	Tenant Defaults. Any of the following shall be deemed to be a Tenant default hereunder (a “Default” or “Event of Default”) and in such Event of Default Landlord may, in its sole and absolute discretion, exercise any and all available remedies at law, in equity:

11.1	Monetary and Non-Monetary Obligations. Tenant shall fail to pay any sums due to Landlord (including, without limitation, Tenant’s real estate tax obligation as set forth in hereunder within ten (10) days of the date due hereunder and such amount remains unpaid five (5) days after written notice of nonpayment from Landlord) or shall fail to perform any of the other obligations required by Tenant to be performed hereunder and such failure to perform continues for a period of fifteen (15) days following written notice by Landlord to Tenant of such default; provided further that if such default renders the Land or any of the real property owned by Landlord in violation of any laws pertaining to health or safety, Tenant shall be obligated to effect a cure as soon as commercially possible, and also provided that, if such default does not create an unsafe condition as provided herein and effecting a cure for such default takes more than fifteen (15) days, Tenant shall effect a cure within such time as may be commercially reasonable.

11.2	Permits. Tenant shall fail (by act or omission of Tenant) to maintain any of the Tenant Permits (as hereinafter defined) for the Mining Operations and same are not reinstated within ninety (90) days.

11.3	Other. If: (i) Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Land or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) substantially all of Tenant’s assets located at the Land, or if Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure, which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this Section is not a default under this Lease and a trustee is appointed to take possession (or if Tenant remains a debtor-in-possession), and such Trustee or Tenant transfers Tenant’s interest under this Lease, then Landlord shall receive, in addition to the royalty payable pursuant to this Lease, the difference between the royalty (or any other consideration) paid in connection with such transfer, assignment or sublease and the royalty payable by Tenant under this Lease.

12.	Transfers on Termination. Upon expiration or termination of the Term pursuant to the terms hereof, upon Landlords request and without further consideration to Tenant, Tenant shall, to the extent permissible under applicable Laws, transfer the Tenant Permits, and all other permits and or licenses that Tenant otherwise has the right to do so, within an amount of time which is commercially reasonable, assign and convey to Landlord all of Tenant’s right, title, and interest in all transferrable Tenant Permits, and any wells, electrical service, roads, drives, and ponds placed by Tenant or at Tenant’s request or direction on the Land during the Term. Further, upon Landlord’s request and without further consideration to Tenant, Tenant shall promptly provide Landlord with copies of all inspection reports, drilling logs, test results, surveys, geological studies, engineering reports, assessments, hydrology assessments, studies and reports, or any other related or similar documentation prepared by or on behalf of Tenant with respect to the Land. The provisions of this Section 12 shall survive any termination or expiration of this Lease.

13.	Taxes and Costs.

13.1	Real Estate Taxes. Tenant shall pay to Landlord or the appropriate taxing authority before delinquency all real estate taxes on all parcels, or portions thereof, comprising the Land during the Term. Landlord shall promptly forward copies of all real estate tax bills for the Land to Tenant upon receipt of same to facilitate Tenant’s payments. Tenant also agrees to pay Landlord for any additional taxes assessed against the Land attributable to the value of Tenant’s leasehold interest therein or the conduct of Tenant’s Mining Operations thereon.

13.2	Other Taxes. Tenant shall pay, before delinquency, any and all sales taxes, rollback taxes, use taxes, aggregate taxes, file and pay transfer returns, or other taxes which may be due and payable as a result of the Mining Operations. If, at any time during the Term of this Lease, any improvements, personal property, equipment or machinery of Tenant are included within the real property taxes or assessments with respect to the Land, Tenant shall pay the amount of such real property taxes or assessments so levied.

14.	Compliance With Governmental Regulations. Tenant shall at all times comply with the terms and conditions of all permits and licenses issued and required for the Mining Operations (“Tenant Permits”).

Tenant shall abide by all State, Federal, and Local statutes, ordinances, laws, codes, rules and regulations (the foregoing, along with the Tenant Permits, are referred to collectively herein as “Laws”) applicable to Tenant’s use of the Land, whether in effect as of the date hereof or hereafter enacted. Tenant shall indemnify, defend and hold harmless Landlord from any actions commenced against Landlord by reason of Tenant’s violations or alleged violations of any Laws and pay any fines or penalties which may be levied against the Land or Landlord resulting therefrom. The obligations of Tenant under this Section 14 shall survive the expiration or earlier termination of this Lease.

15.	Indemnification.

Tenant will hold Landlord harmless from all claims that may arise out of Tenant’s operations on the Land, and hereby releases and discharges Landlord and agrees to be liable for, indemnify, defend (at Tenant’s expense), save and hold harmless Landlord from and against any and all claims, liabilities, losses, fines, penalties, damages, actions, suits, causes of action of every nature, judgments, injuries to (including death of) persons or damage to property, costs and expenses (including, but not limited to, reasonable attorneys’ fees and other legal expenses) (collectively, “Losses”) alleged to be or actually caused by, related to, resulting from, or arising out of: (i) the activities, use, conduct, operations or negligent acts, intentional acts, wrongful conduct or omissions of Tenant or Tenant’s servants, employees, agents, invitees, contractors or subcontractors, in, on, or under the Land; (ii) Tenant’s breach of any representation, warranty, covenant or agreement of Tenant contained in this Lease; (iii) any suits, actions, injunctions, or claims for damages brought by any third-party against Landlord due to Tenant’s business activities or operations under the terms of this Lease; and (iv) Tenant’s violation of any Laws; provided, however, that such indemnification, release, and discharge shall not apply to the extent that such Losses are caused by the negligence or wrongful conduct of Landlord or its servants, employees, agents, invitees, contractors, or subcontractors.

Landlord will hold Tenant harmless from all claims that may arise out of any activities undertaken by or on behalf of Landlord on the Land and hereby releases and discharges Tenant and agrees to be liable for, indemnify and defend Tenant (at Landlord’s expense), save and hold harmless Tenant from and against any and all Losses alleged to be or actually caused by, related to, resulting from, or arising out of: (i) the activities, use, conduct, operations or negligent acts or omissions of Landlord or Landlord’s servants, employees, agents, invitees, contractors or subcontractors, in, on, or under the Property; and (ii) Landlord’s violation of any Applicable Laws; provided, however, that such indemnification, release, and discharge shall not apply to the extent that such Losses are caused by the negligence or wrongful conduct of Tenant or its servants, employees, agents, invitees, contractors, or subcontractors.

The provisions of this Section 15 shall survive the expiration or termination of this Lease.

16.	Possible Release of Land. Tenant will, at Landlord’s written request, release from this Lease those portions of the Land that have been reclaimed as required by the Reclamation Plan, including all governmental approvals confirming the same, and will execute documents in recordable form to document each such release; provided, however, that no portions of the Land shall be so released if such portion is, or will be during the Term, necessary for uses incidental to Mining Operations, including, without limitation, storage of overburden or Sand, and access roads.

17.	Memorandum of Agreement. Landlord and Tenant shall sign a Memorandum of Agreement in the form of Exhibit E which shall be recorded by Tenant in the office of the Winkler County Register of Deeds within five (5) days of the Effective Date. This Lease shall not be recorded. Upon any termination or other expiration of this Lease, Tenant shall, without charge or cost to Landlord, furnish to Landlord a recordable instrument terminating or otherwise releasing any interest of Tenant in the Land in form and substance reasonably satisfactory to Landlord.

18.	Hazardous Materials.

18.1	Definition. The terms “Hazardous Material” and “Hazardous Materials” shall mean and refer to asbestos, radon, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), or substances containing PCBs, nuclear fuel or materials, radioactive materials, explosives, known carcinogens, petroleum products and by-products, and any substance defined as hazardous or toxic or as a contaminant or pollutant in, or the release or disposal of which is regulated by any Environmental Law. The term “Environmental Law” shall mean and refer to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §9601, et seq.; the Federal Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. §6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq.; the Clean Air Act, 42 U.S.C. §7401, et seq.; all as the same may be from time to time amended, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation that relates to or deals with human health or the environment, including, without limitation, all regulations promulgated by a regulatory body pursuant to any such statute, law, ordinance or regulation.

18.2	Tenant, on behalf of itself and its successors and assigns, and each of them, hereby agrees to indemnify, defend, protect, save, keep harmless and make whole Landlord and Landlord’s successors, assigns, agents, employees, officers, owners, members, partners, affiliates and contractors, and each of them (collectively, “Landlord’s Indemnitees”), for, from and against any and all liabilities, obligations, losses, damages, penalties, fees, fines, claims, actions, suits, costs, expenses and disbursements, including reasonable attorneys’ fees and expenses, of whatsoever kind and nature imposed on, incurred by or asserted against Landlord and/or Landlord’s Indemnitees in any way relating to or arising out of the placement, storage, generation, release or disposal of any Hazardous Materials on, in, under or about the Land in violation of Law by Tenant, except for Hazardous Materials placed, stored, generated, released or disposed of on, in, under, or about the Land prior to the Effective Date or by Landlord, its officers, directors, members, employees, agents, contractors, invitees, guests or permittees (whether before or after the Effective Date). The obligations of Tenant under this Section 18 shall survive the expiration or earlier termination of this Lease.

18.3	Landlord, on behalf of itself and its successors and assigns, and each of them, hereby agrees to indemnify, defend, protect, save, keep harmless and make whole Tenant and Tenant’s successors, assigns, agents, employees, officers, owners, members, partners, affiliates and contractors, and each of them (collectively, “Tenant’s Indemnitees”), for, from and against any and all liabilities, obligations, losses, damages, penalties, fees, fines, claims, actions, suits, costs, expenses and disbursements, including reasonable attorneys’ fees and expenses, of whatsoever kind and nature imposed on, incurred by or asserted against Tenant and/or Tenant’s Indemnitees in any way relating to or arising out of Landlord’s placement, storage, generation, release or disposal of any Hazardous Materials on, in, under or about the Land in violation of Law by Landlord or by Landlord’s officers, directors, managers, members, employees, agents, contractors, invitees, guests or permittees after the Effective Date. The obligations of Landlord under this Section 18.3 shall survive the expiration or earlier termination of this Lease.

19.	Assignment.

19.1	Landlord shall have the sole and absolute discretion to withhold consent of an assignment of this Lease except assignment shall not be unreasonably withheld to another entity (the “Transferee”) when: (i) the Transferee is an Affiliate of Tenant (as defined below); or (ii) the Transferee meets all of the following criteria: (a) has a net worth that is equal to or greater than that of Tenant at the time of proposed assignment; (b) has been in the industrial sand, aggregate or oil and gas industry for a length of time equal to or greater than that of Tenant at the time of proposed assignment; (c) has industrial sand, aggregate or oil and gas market strength equal to or greater than that of Tenant at the time of proposed assignment; (d) has not been a defendant in a criminal action, civil litigation matter, or administrative action within the last seven (7) years related to Landlord or any person or entity related to Landlord; (e) is not aware of, nor has any knowledge of any possible or pending criminal action, civil litigation matter, or administrative action against Proposed Tenant related to Landlord or any person or entity related to Landlord; and (f) has not been cited or charged by any governmental or administrative agency of any type for any material environmental or workplace violation within the last seven (7) years.

19.2	An “Affiliate of Tenant” shall mean any corporation, limited liability company, association, trust, or partnership; (i) that Controls (as herein defined) Tenant, (ii) that is under the Control of Tenant, through stock or other equity ownership or otherwise, (iii) that is under common Control with Tenant, or (iv) which results from the merger or consolidation with Tenant, or acquires all or substantially all of the assets of and interest in Tenant. The terms “Control” or “Controls” shall mean the power to directly or indirectly influence the direction, management, or policies of Tenant or such other entity.

19.3	Tenant and Transferee shall each furnish Landlord with such financial data and other information as Landlord may reasonably request in order to evaluate any assignment request pursuant to this Section 19. Net worth shall be determined using audited financial statements prepared using generally accepted accounting principles consistently applied by an independent, firm of certified public accountants having at least fifty (50) partners.

19.4	Tenant shall pay Landlord upon demand, as additional rent, both: (i) an amount equal to any and all third-party legal and/or fees and expenses or other costs and expenses incurred by Landlord in connection with any assignment of this Lease, whether or not Landlord consents to such assignment; and (ii) unless Landlord is being paid on a minimum of 4,000,000 tons of sand annually, a sum equal to twenty (20%) percent of any consideration paid, or to be paid, up to a cap of Five Million Dollars ($5,000,000) to Tenant by Transferee for the assignment/transfer of the Lease.

19.5	Tenant shall provide Landlord with prior written notice of its intent to assign this Lease not less than ninety (90) days prior to the effective date of such proposed assignment. The proposed assignment shall not be a so-called “sham” transaction intended by Tenant to circumvent the provisions of this Section 19.

19.6	Any assignment, if approved, shall be in writing and in a form and substance satisfactory to Landlord and its lender(s) in which Transferee agrees to perform all of the unperformed terms, covenants, and conditions of this Lease. No assignment will release Tenant from its obligations and liabilities under this Lease.

19.7	Landlord may transfer or otherwise assign its interest in this Lease in whole or in part with notice to Tenant, but without Tenant’s prior written consent, and shall have the right to transfer payments under this Lease to a limited liability company or other entity owned or controlled by Landlord. Landlord may not transfer or assign its interest in this Lease to any unrelated person or entity without Tenant’s consent and without Tenant having thirty (30) days to match any offer to purchase all or a portion of the Lands.

19.8	Subject to the provisions of this Section 19, all terms and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, devises, legatees, beneficiaries, executors and administrators.

20.	Notices. Any notice given to the other party under this Lease must be in writing, and sent by United States registered or certified mail, return receipt requested, or via Federal Express or similar overnight courier service, addressed to the following addresses:

If to Landlord:	Hogg Ranch, LLC
Attn: Dusty Coulston
P.O. Box 487
Monahans, TX (###) ### - ### (Telephone) [email address]

With copy to:	Law Office of Chad Smith PC
Attn: Attorney Chad Smith 8008 Slide Road, Suite 33
Lubbock, TX 79424-2828 (###) ### - ### (Telephone) (###) ### - ### (Facsimile) [email address]

Brian M. Nodolf
Nodolf Flory, LLP
P.O. Box 1165
Eau Claire, WI 54702 (###) ### - ### (Telephone) (###) ### - ### (Facsimile) [email address]

If to Tenant:	Gary B. Humphreys
Lonestar Prospects, Ltd. d/b/a Vista Sand 4413 Carey Street
Ft. Worth, Texas 76119 (###) ### - ### (Telephone) [email address]

With a copy to:	James Lanter
James Lanter, P.C. 560 N. Walnut Creek
Suite 120
Mansfield, TX 76063 (###) ### - ### (Telephone) (###) ### - ### (Facsimile) [email address]

All notices will be deemed to have been made when received or rejected. Either party may change its address for the mailing of notices by giving the other party notice of such change of address in the manner provided for herein.

21.	Governing Law. This Lease shall be governed by the laws of the State of Texas without regard to any conflict of law rules or principles. For any action arising hereunder, the parties irrevocably submit to the exclusive jurisdiction of the District Court in and for Winkler County, Texas.

22.	No Relationship other than Landlord and Tenant. Nothing contained in this Lease shall create between Landlord and Tenant, or be relied upon by others as creating, any relationship of partnership, association, joint venture, employer/employee or otherwise. The sole relationship of Landlord and Tenant under this Lease shall be that of a Landlord/vendor and Tenant/vendee.

23.	Amendment. This Lease may be amended only by a writing signed by both Landlord and Tenant. If such a written amendment is entered into, such written amendment shall modify only the provisions of this Lease specifically modified and shall be deemed to incorporate by reference, unchanged, all remaining provisions of this Lease.

24.	Entire Agreement. This Lease and the Exhibits and related agreements contemplated herein contain the entire agreement of Landlord and Tenant and supersede any prior or contemporaneous written or oral agreements among them with respect to the subject matter of this Lease. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between Landlord and Tenant relating to the subject matter contained in this Lease that are not fully expressed in this Lease.

25.

Attorneys’ Fees. If any party to this Lease is required to or commences any action or proceeding against the other by reason of any breach or claimed breach of any provision of this Lease, is required to or commences any action or proceeding in any way connected with this Lease or seeks a judicial declaration of rights under this Lease, the party prevailing in such action or proceeding shall be entitled to recover from the other party the prevailing party’s reasonable attorneys’ fees and costs, including, but not limited to, all expert fees, other witness fees and associated expenses, whether or not the proceeding or action proceeds to judgment. The foregoing indemnification obligations shall survive the expiration or termination of this Lease.

26.	Headings and Captions. The headings and captions at the beginnings of various Sections of this Lease shall not be construed to be substantive part of this Lease or in any way define, limit, expand or affect any provision of this Lease.

27.	Time of the Essence. With regard to the performance by Landlord and Tenant of their obligations under this Lease, time is expressly made of the essence.

28.	Counterparts. This Lease may be signed in two (2) or more counterparts, each of which shall constitute an original, but all of which, taken together, shall be one (1) and the same document. For the purposes of this Lease, a facsimile signature or electronically transmitted signature shall be deemed as valid and enforceable as an original.

29.	Nonwaiver of Rights and Breaches. No failure or delay of Landlord or Tenant in the exercise of any right given to them under this Lease shall constitute a waiver of such right, nor shall any single or partial exercise of any such right preclude other or further exercise of such right or of any other right. The waiver by Landlord or Tenant of any breach of any term or provision of this Lease shall not be deemed to be a waiver of any subsequent breach of any term or provision of this Lease or of any breach of any other provision of this Lease. No waiver under this Lease shall be effective until set forth in writing and executed by the party making the waiver.

30.	Remedies. In the event of breach of the provisions of this Lease, the nonbreaching party may pursue any remedy provided at law or in equity.

31.	Exculpation. Tenant agrees to look solely to Landlord’s interest in the Land, for the recovery of any judgment from Landlord, it being agreed that the persons who are part of the Landlord and the corporation which is part of Landlord and its directors, officers, or shareholders, shall never be personally liable for any such judgment.

32.	Partial Invalidity. If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

33.	Force Majeure. In the event either Landlord or Tenant shall be rendered unable in whole or in part by force majeure to carry out any covenant, agreement, obligation or undertaking to be kept or performed by that party under this Lease, that covenant, agreement, obligation or undertaking, to the extent that it is affected by force majeure, shall be suspended during the continuance of any liability so caused, and no default shall occur, and the condition causing the suspension shall be remedied with all reasonable dispatch. The term “force majeure,” as employed in this Section, shall mean only things outside of the reasonable control of the party unable to perform, which includes, but is not limited to, acts of God, strikes, lockouts, acts of a public enemy, war, blockades, riots, epidemics, earthquakes, explosions, fire and catastrophic weather. Market conditions and/or business factors shall not constitute force majeure.

34.	No Merger. The fee simple estate in the Land shall not merge with the Leasehold or any other estate or interest in the Land, and the parties hereto do hereby express their intent to avoid any merger of such interests or estates.

35.	Rules of Interpretation. The language used in this Lease shall be deemed to be the language chosen by all parties to express their mutual intent, and no rule of strict construction against either party shall apply to any term, condition, or provision hereof.

36.	Confidentiality. The terms and conditions of this Lease shall be treated as confidential by Landlord and Tenant and shall not be disclosed to any person, other than to: the individuals who are part of Landlord and their immediate families; the members of the entity which is a part of Tenant; the officers, directors, and management employees of Tenant and its parent companies; and representatives of Landlord and Tenant with a need to know; and in addition thereto Landlord and Tenant’s attorneys, accountants, tax consultants, bankers, lenders and any state and federal taxing authorities. The provisions of this Section 36 do not apply to disclosures made in a court of competent jurisdiction or to a governmental agency, when required by subpoena, court order, law or administrative regulation. The provisions of this Section 36 will continue in full force and effect even after expiration or termination of this Lease.

37.	Financing. Tenant may, at any time from time to time, without the consent, approval or input from Landlord, enter into a financing arrangement or arrangements resulting in the encumbrance of all or any portion of its interest in this Lease and Tenant’s leasehold estate in the Land by deed of trust, mortgage, security instrument, collateral assignment, or otherwise for the purpose of securing money borrowed from a third-party. Any rights granted by Tenant shall be subject to the terms and provisions of this Lease, and no lender or other party shall, by virtue thereof, acquire any greater rights hereunder than Tenant has under this Lease. Landlord agrees to sign any and all reasonable documentation related thereto or requested by Tenant’s lender(s), including, without limitation, to title affidavits and collateral access agreements.

38.	SNDA. In the event all or any portion of the Land is encumbered by a deed of trust, mortgage, security instrument, collateral assignment, or otherwise for the purpose of securing money borrowed by Landlord from a third-party, Landlord agrees to provide Tenant with a subordination, non-disturbance and attornment agreement between the holder of such encumbrance and Tenant, in form and substance acceptable to Tenant at Tenants cost and expense.

39.	Additional Covenant. Tenant understands that it is leasing the Land. Tenant understands that it does not own the Land. Tenant promises to respect that fact and shall cause its employees, agents, contractors, and subcontractors to respect the fact that they are guests on the Landlord’s property and will do whatever is necessary to maintain and respect the Land and maintain a healthy relationship with the owners, Trustee, and employees of Landlord. Tenant also promises to be a good steward of the Land and water.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Lease on the date hereinabove written.

LANDLORD:
HOGG RANCH, LLC, a Texas limited liability company

/s/ Dusty Coulston, Trustee for Mark S. Hogg
By: Dusty Coulston, Trustee for Mark S. Hogg
Exempt Trust, Member

STATE OF TEXAS	)
) ss:
COUNTY OF WINKLER	)

The foregoing instrument was acknowledged before me on April 28, 2017, by DUSTY COULSTON, to me known to be the person who executed the foregoing instrument and acknowledged the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Rici McCoy
Notary Public State of Texas
My Commission expires: 7-27-2019

TENANT:

LONESTAR PROSPECTS, LTD., a Texas limited partnership
By Lonestar Prospects Management, L.L.C., its genera1 partner

By:	/s/ Gary Humphreys
Name:	Gary Humphreys
Its:	Manager

STATE OF TEXAS	)
) ss:
COUNTY OF LUBBOCK	)

The foregoing instrument was acknowledged before me on April 28, 2017, by Gary Humphreys, Manager of Lonestar Prospects Management, L.L.C. the general partner of LONESTAR PROSPECTS, LTD, to me known to be the person who executed the foregoing instrument and acknowledged the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Rici McCoy
Notary Public State of Texas
My Commission expires: 7-27-2019

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